EXHIBIT 12



                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)






Years  Ended  March  31,                     1997      1996     1995     1994     1993
-----------------------------------------  --------  --------  -------  -------  -------
Income before taxes                        $165,758  $170,902  $94,845  $67,436  $43,610
Add fixed charges                            14,480     6,356    1,213    1,113    1,181
-----------------------------------------  --------  --------  -------  -------  -------
    Earnings (as defined)                  $180,238  $177,258  $96,058  $68,549  $44,791
=========================================  ========  ========  =======  =======  =======

Fixed charges
    Interest expense                       $ 12,842  $  5,282  $   549  $   535  $   659
    Amortization of debt issuance costs         882       363       --       --       --
    Estimated interest component of rent        756       711      664      578      522
    expenses
-----------------------------------------  --------  --------  -------  -------  -------
Total fixed charges                        $ 14,480  $  6,356  $ 1,213  $ 1,113  $ 1,181
=========================================  ========  ========  =======  =======  =======
Ratio of earnings to fixed charges             12.4      27.9     79.2     61.6     37.9
=========================================  ========  ========  =======  =======  =======

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